CARMAX REPORTS THIRD QUARTER FISCAL 2021 RESULTS

Richmond, Va., December 22, 2020 – CarMax, Inc. (NYSE:KMX), the nation’s largest and most profitable retailer of used cars, today reported results for the third quarter ended November 30, 2020.

Highlights:

•Net earnings for the third quarter increased 35.9% and net earnings per diluted share increased 36.5% from the prior year, driven by strong execution in a dynamic environment.

•Total used units sold increased 1.0%, while used unit sales in comparable stores were down 0.8%; gross profit per used unit of $2,151 was similar to the prior year quarter.

•Total wholesale units increased 10.8% driven by a record third quarter buy rate; wholesale gross profit per unit decreased slightly to $906 despite sharp depreciation in the broader market.

•CarMax Auto Finance (CAF) income increased 54.7% due to the combined effects of favorable loan loss performance, higher net interest margin and an increase in average managed receivables.

•Enthusiastic customer response to omni-channel experience with majority of customers progressing more of their transaction online.

CEO Commentary:

“We delivered strong EPS growth this quarter thanks to solid execution by our teams,” said Bill Nash, president and chief executive officer. “Despite the near-term market challenges due to the trajectory of the pandemic, our fundamentals remain robust and reflect the strength of our diversified business model spanning retail, wholesale, and auto finance. This strength, combined with our emerging omni-channel experience, is a unique advantage in the used car industry that firmly positions us to continue growing our market share while creating shareholder value over the long-term.”

Nash continued, “We have an incredible platform with unmatched scale and strength across buying, selling and inventory management. The foundation of our success remains providing a world-class experience for our customers, no matter how they interact with us. Our omni-channel capabilities give customers the flexibility to seamlessly connect and transact with us in more ways than ever. We are pleased with the increase in online engagement we are already seeing, and, with the further digital enhancements and offerings we are rolling out, we are creating a customer experience we believe will be unrivaled in the used car industry.”

Third Quarter Business Performance Review:

Sales. Total used vehicle unit sales increased 1.0% while comparable store used unit sales decreased 0.8% compared with increases of 11.0% and 7.5%, respectively, for the prior year’s third quarter. For the first part of the quarter, we achieved mid-single digit comparable store sales growth, continuing the positive momentum from the second quarter. However, demand softened and sales trended down in the latter part of the quarter. Some of the factors that we believe impacted sales were the surge in COVID-19 cases, which constrained
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demand and resulted in tightened occupancy restrictions and shelter-in-place orders from state and local governments, as well as the uncertainty around the election and future stimulus programs. Total used vehicle revenues increased 4.5% due primarily to average retail selling prices rising nearly $700 per unit versus the prior year quarter. This largely reflected higher vehicle acquisition costs resulting from strong wholesale industry valuations.

Total wholesale vehicle unit sales increased 10.8% compared with the third quarter of fiscal 2020. Our wholesale sales benefited from a record third quarter appraisal buy rate, partially offset by lower appraisal traffic.

Other sales and revenues declined 2.3% compared with the third quarter of fiscal 2020, reflecting a decrease of $6.9 million in other revenues. The decrease in other revenues was partially offset by EPP revenue growth of 4.8% largely reflecting a $5.0 million increase from favorable adjustments to cancellation reserves and profit sharing revenue recognized in the current quarter.

Gross Profit. Total gross profit increased 2.9% versus last year’s third quarter to $631.4 million. Used vehicle gross profit rose 1.3%, reflecting the increase in total used unit sales. Used vehicle gross profit per unit remained steady at $2,151 compared with $2,145 in the prior year’s quarter. Wholesale vehicle gross profit increased 7.1% versus the prior year’s quarter, largely reflecting an increase in volume. Wholesale vehicle gross profit of $906 per unit was down modestly from $937 in the prior year quarter. Other gross profit increased 5.0%, reflecting the growth in EPP revenues.

SG&A. Compared with the third quarter of fiscal 2020, SG&A expenses decreased 1.2% to $478.8 million. SG&A per used unit was $2,461, down $57 year-over-year. Factors contributing to the decline in SG&A expenses included a $15.6 million decrease in stock-based compensation expense and a $14.8 million decrease in other overhead costs due primarily to pandemic-related cost reductions and lower litigation expenses. These decreases were partially offset by a $7.0 million increase in advertising, the 5% growth in our store base since the beginning of last year’s third quarter and continued spending to advance our technology platforms and support strategic initiatives.

CarMax Auto Finance.(1) Compared with last year’s third quarter, CAF income increased 54.7% to $176.4 million, reflecting a decrease in the provision for loan losses to $8.2 million from $49.0 million in the prior year quarter, plus an increase in net interest margin and average managed receivables. Our loan loss experience in the third quarter was favorable to the expectations we set at the end of the second quarter, which resulted in the lower provision. As of November 30, 2020, the allowance for loan losses of $431.6 million was 3.17% of ending managed receivables, down from 3.23% as of August 31, 2020.

CAF’s total interest margin percentage, which represents the spread between interest and fees charged to consumers and our funding costs, improved to 6.3% of average managed receivables from 5.7% in the prior year’s third quarter, primarily due to lower funding costs. After the effect of 3-day payoffs, CAF financed 45.7% of units sold in the current quarter, up from 43.3% in the prior year’s third quarter.

Share Repurchase Activity. We repurchased 1.2 million shares of common stock for $109.2 million pursuant to our share repurchase program during the third quarter of fiscal 2021. As of November 30, 2020, we had $1.40 billion remaining available for repurchase under the outstanding authorization.

Store Openings. During the third quarter of fiscal 2021, we resumed construction activity on new stores following the pause in our store expansion strategy in the first quarter due to the pandemic. We anticipate opening between 8 and 10 stores in fiscal 2022.

(1)    Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.
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Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended November 30			Nine Months Ended November 30
(In millions)	2020	2019	Change	2020	2019	Change
Used vehicle sales	$4,209.7	$4,028.8	4.5%	$11,385.2	$12,915.8	(11.9)%
Wholesale vehicle sales	828.4	611.0	35.6%	1,990.3	1,951.7	2.0%
Other sales and revenues:
Extended protection plan revenues	101.7	97.0	4.8%	294.5	321.7	(8.5)%
Third-party finance fees, net	(10.6)	(9.4)	(12.4)%	(36.7)	(35.2)	(4.3)%
Other	55.7	62.6	(11.0)%	152.6	203.5	(25.0)%
Total other sales and revenues	146.8	150.2	(2.3)%	410.4	490.0	(16.2)%
Total net sales and operating revenues	$5,184.9	$4,790.0	8.2%	$13,785.9	$15,357.5	(10.2)%

Unit Sales

	Three Months Ended November 30			Nine Months Ended November 30
	2020	2019	Change	2020	2019	Change
Used vehicles	194,576	192,563	1.0%	546,934	625,922	(12.6)%
Wholesale vehicles	126,317	113,996	10.8%	322,592	361,277	(10.7)%

Average Selling Prices

	Three Months Ended November 30			Nine Months Ended November 30
	2020	2019	Change	2020	2019	Change
Used vehicles	$21,402	$20,710	3.3%	$20,581	$20,431	0.7%
Wholesale vehicles	$6,245	$5,079	23.0%	$5,877	$5,128	14.6%

Vehicle Sales Changes

	Three Months Ended November 30		Nine Months Ended November 30
	2020	2019	2020	2019
Used vehicle units	1.0%	11.0%	(12.6)%	10.1%
Used vehicle revenues	4.5%	13.6%	(11.9)%	11.9%

Wholesale vehicle units	10.8%	3.3%	(10.7)%	4.8%
Wholesale vehicle revenues	35.6%	1.2%	2.0%	5.5%

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CarMax, Inc.

Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended November 30		Nine Months Ended November 30
	2020	2019	2020	2019
Used vehicle units	(0.8)%	7.5%	(14.8)%	6.7%
Used vehicle revenues	2.5%	10.0%	(14.1)%	8.5%

(1)    Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended November 30		Nine Months Ended November 30
	2020	2019	2020	2019
CAF (2)	48.9%	47.2%	45.0%	46.7%
Tier 2 (3)	19.5%	20.4%	22.8%	20.1%
Tier 3 (4)	9.7%	9.5%	11.5%	10.3%
Other (5)	21.9%	22.9%	20.7%	22.9%
Total	100.0%	100.0%	100.0%	100.0%

(1)     Calculated as used vehicle units financed for respective channel as a percentage of total used units sold.
(2)    Includes CAF's Tier 3 loan originations, which represent less than 1% of total used units sold.
(3)     Third-party finance providers who generally pay us a fee or to whom no fee is paid.
(4)     Third-party finance providers to whom we pay a fee.
(5)     Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended November 30				Nine Months Ended November 30
(In millions)	2020	% (1)	2019	% (1)	2020	% (1)	2019	% (1)
Net sales and operating revenues	$5,184.9	100.0	$4,790.0	100.0	$13,785.9	100.0	$15,357.5	100.0
Gross profit	$631.4	12.2	$613.6	12.8	$1,737.8	12.6	$2,049.5	13.3
CarMax Auto Finance income	$176.4	3.4	$114.0	2.4	$374.6	2.7	$344.1	2.2
Selling, general, and administrative expenses	$478.8	9.2	$484.8	10.1	$1,342.7	9.7	$1,455.3	9.5
Interest expense	$19.5	0.4	$21.8	0.5	$65.9	0.5	$60.7	0.4
Earnings before income taxes	$310.5	6.0	$227.6	4.8	$703.0	5.1	$884.4	5.8
Net earnings	$235.3	4.5	$173.2	3.6	$537.0	3.9	$673.5	4.4

(1)Calculated as a percentage of net sales and operating revenues.

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CarMax, Inc.

Gross Profit

	Three Months Ended November 30			Nine Months Ended November 30
(In millions)	2020	2019	Change	2020	2019	Change
Used vehicle gross profit	$418.6	$413.1	1.3%	$1,161.3	$1,366.3	(15.0)%
Wholesale vehicle gross profit	114.4	106.8	7.1%	320.7	350.1	(8.4)%
Other gross profit	98.4	93.7	5.0%	255.8	333.1	(23.2)%
Total	$631.4	$613.6	2.9%	$1,737.8	$2,049.5	(15.2)%

Gross Profit per Unit

	Three Months Ended November 30				Nine Months Ended November 30
	2020		2019		2020		2019
	$ per unit(1)	%(2)	$ per unit(1)	%(2)	$ per unit(1)	%(2)	$ per unit(1)	%(2)
Used vehicle gross profit	$2,151	9.9	$2,145	10.3	$2,123	10.2	$2,183	10.6
Wholesale vehicle gross profit	$906	13.8	$937	17.5	$994	16.1	$969	17.9
Other gross profit	$506	67.0	$487	62.4	$468	62.3	$532	68.0
Total gross profit	$3,245	12.2	$3,187	12.8	$3,177	12.6	$3,274	13.3

(1)    Calculated as category gross profit divided by its respective units sold, except the other and total categories, which are divided by total used units sold.
(2)    Calculated as a percentage of its respective sales or revenue.

SG&A Expenses

	Three Months Ended November 30			Nine Months Ended November 30
(In millions)	2020	2019	Change	2020	2019	Change
Compensation and benefits:
Compensation and benefits, excluding share-based compensation expense	$230.8	$217.2	6.2%	$661.3	$674.7	(2.0)%
Share-based compensation expense	10.7	26.3	(59.1)%	68.7	89.0	(22.9)%
Total compensation and benefits (1)	$241.5	$243.5	(0.8)%	$730.0	$763.7	(4.4)%
Store occupancy costs	101.8	98.0	3.9%	297.5	291.2	2.1%
Advertising expense	58.8	51.8	13.4%	143.8	140.6	2.3%
Other overhead costs (2)	76.7	91.5	(16.2)%	171.4	259.8	(34.0)%
Total SG&A expenses	$478.8	$484.8	(1.2)%	$1,342.7	$1,455.3	(7.7)%
SG&A per used unit	$2,461	$2,518	$(57)	$2,455	$2,325	$130

(1)    Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.
(2)    Includes IT expenses, preopening and relocation costs, insurance, non-CAF bad debt, travel, charitable contributions and other administrative expenses.

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CarMax, Inc.

Components of CAF Income and Other CAF Information

	Three Months Ended November 30				Nine Months Ended November 30
(In millions)	2020	% (1)	2019	% (1)	2020	% (1)	2019	% (1)
Interest margin:
Interest and fee income	$288.5	8.5	$278.9	8.4	$851.1	8.5	$820.8	8.4
Interest expense	(77.1)	(2.3)	(90.4)	(2.7)	(243.0)	(2.4)	(268.4)	(2.8)
Total interest margin	211.4	6.3	188.5	5.7	608.1	6.1	552.4	5.7
Provision for loan losses	(8.2)	(0.2)	(49.0)	(1.5)	(156.1)	(1.6)	(132.7)	(1.4)
Total interest margin after provision for loan losses	203.2	6.0	139.5	4.2	452.0	4.5	419.7	4.3

Total other expense	—	—	—	—	(2.2)	—	—	—

Total direct expenses	(26.8)	(0.8)	(25.5)	(0.8)	(75.2)	(0.7)	(75.6)	(0.8)
CarMax Auto Finance income	$176.4	5.2	$114.0	3.4	$374.6	3.7	$344.1	3.5

Total average managed receivables	$13,517.5		$13,239.2		$13,381.6		$12,986.2
Net loans originated	$1,824.9		$1,698.2		$4,607.8		$5,297.1
Net penetration rate	45.7%		43.3%		42.1%		42.3%
Weighted average contract rate	8.6%		8.1%		8.4%		8.5%

Ending allowance for loan losses	$431.6		$153.6		$431.6		$153.6

Warehouse facility information:
Ending funded receivables	$2,308.0		$2,305.7		$2,308.0		$2,305.7
Ending unused capacity	$1,217.0		$1,194.3		$1,217.0		$1,194.3

(1)Annualized percentage of total average managed receivables.

Earnings Highlights

	Three Months Ended November 30			Nine Months Ended November 30
(In millions except per share data)	2020	2019	Change	2020	2019	Change
Net earnings	$235.3	$173.2	35.9%	$537.0	$673.5	(20.3)%
Diluted weighted average shares outstanding	165.8	166.5	(0.5)%	165.0	167.2	(1.3)%
Net earnings per diluted share	$1.42	$1.04	36.5%	$3.25	$4.03	(19.4)%

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CarMax, Inc.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, December 22, 2020. Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457). The conference I.D. for both domestic and international callers is 1865968. A live webcast of the call will be available on our investor information home page at investors.carmax.com.

A replay of the webcast will be available on the company’s website at investors.carmax.com through March 31, 2021, or via telephone (for approximately one week) by dialing 1-855-859-2056 (or 1-404-537-3406 for international access) and entering the conference ID 1865968.

Fourth Quarter Fiscal 2021 Earnings Release Date

We currently plan to release results for the fourth quarter ending February 28, 2021, on Thursday, April 1, 2021, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in March 2021.

About CarMax

CarMax, the nation’s largest retailer of used cars, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. The company offers a truly personalized experience with the option for customers to do as much, or as little, online and in-store as they want. CarMax also provides a variety of vehicle delivery methods, including home delivery, contactless curbside pickup and appointments in its stores. During the fiscal year ending February 29, 2020, CarMax sold more than 830,000 used cars and more than 465,000 wholesale vehicles at its in-store auctions. CarMax has 220 stores, over 25,000 Associates, and is proud to have been recognized for 16 consecutive years as one of the Fortune 100 Best Companies to Work For®. For more information, visit www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, challenges, opportunities or prospects, including without limitation any statements or factors regarding expected operating capacity, sales, market share, margins, expenses, liquidity, capital expenditures, debt obligations, tax rates or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:

•The effect and consequences of the Coronavirus public health crisis on matters including U.S. and local economies; our business operations and continuity; the availability of corporate and consumer financing; the health and productivity of our associates; the ability of third-party providers to continue uninterrupted service; and the regulatory environment in which we operate.
•Changes in general or regional U.S. economic conditions.
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CarMax, Inc.

•Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.
•Changes in the competitive landscape and/or our failure to successfully adjust to such changes.
•Events that damage our reputation or harm the perception of the quality of our brand.
•Our inability to realize the benefits associated with our omni-channel initiatives.
•Our inability to recruit, develop and retain associates and maintain positive associate relations.
•The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.
•Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.
•Significant changes in prices of new and used vehicles.
•Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loans receivable than anticipated.
•A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.
•Changes in consumer credit availability provided by our third-party finance providers.
•Changes in the availability of extended protection plan products from third-party providers.
•Factors related to the regulatory and legislative environment in which we operate.
•Factors related to geographic and sales growth, including the inability to effectively manage our growth.
•The failure of or inability to sufficiently enhance key information systems.
•The performance of the third-party vendors we rely on for key components of our business.
•The effect of various litigation matters.
•Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.
•The failure or inability to realize the benefits associated with our strategic investments.
•The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•The volatility in the market price for our common stock.
•The failure or inability to adequately protect our intellectual property.
•The occurrence of severe weather events.
•Factors related to the geographic concentration of our stores.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 29, 2020, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.
Contacts:

Investors:
    Stacy Frole, Vice President, Investor Relations
    investor_relations@carmax.com, (804) 747-0422 x7865

Media:
    pr@carmax.com, (855) 887-2915

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended November 30				Nine Months Ended November 30
(In thousands except per share data)	2020	% (1)	2019	% (1)	2020	% (1)	2019	% (1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$4,209,748	81.2	$4,028,811	84.1	$11,385,183	82.6	$12,915,763	84.1
Wholesale vehicle sales	828,362	16.0	610,983	12.8	1,990,296	14.4	1,951,718	12.7
Other sales and revenues	146,834	2.8	150,234	3.1	410,413	3.0	490,016	3.2
NET SALES AND OPERATING REVENUES	5,184,944	100.0	4,790,028	100.0	13,785,892	100.0	15,357,497	100.0
COST OF SALES:
Used vehicle cost of sales	3,791,134	73.1	3,615,704	75.5	10,223,875	74.2	11,549,445	75.2
Wholesale vehicle cost of sales	713,961	13.8	504,177	10.5	1,669,595	12.1	1,601,573	10.4
Other cost of sales	48,419	0.9	56,500	1.2	154,666	1.1	156,996	1.0
TOTAL COST OF SALES	4,553,514	87.8	4,176,381	87.2	12,048,136	87.4	13,308,014	86.7
GROSS PROFIT	631,430	12.2	613,647	12.8	1,737,756	12.6	2,049,483	13.3
CARMAX AUTO FINANCE INCOME	176,445	3.4	114,033	2.4	374,590	2.7	344,123	2.2
Selling, general, and administrative expenses	478,797	9.2	484,848	10.1	1,342,721	9.7	1,455,339	9.5
Interest expense	19,462	0.4	21,843	0.5	65,889	0.5	60,700	0.4
Other (income) expense	(887)	—	(6,570)	(0.1)	728	—	(6,786)	—
Earnings before income taxes	310,503	6.0	227,559	4.8	703,008	5.1	884,353	5.8
Income tax provision	75,203	1.5	54,403	1.1	166,034	1.2	210,854	1.4
NET EARNINGS	$235,300	4.5	$173,156	3.6	$536,974	3.9	$673,499	4.4
WEIGHTED AVERAGE COMMON SHARES:
Basic	163,732		164,273		163,278		165,321
Diluted	165,773		166,534		164,976		167,154
NET EARNINGS PER SHARE:
Basic	$1.44		$1.05		$3.29		$4.07
Diluted	$1.42		$1.04		$3.25		$4.03

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	November 30	February 29	November 30
(In thousands except share data)	2020	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$236,643	$58,211	$56,583
Restricted cash from collections on auto loans receivable	492,610	481,043	458,493
Accounts receivable, net	168,979	191,090	142,737
Inventory	2,780,205	2,846,416	2,682,574
Other current assets	58,660	86,927	109,857
TOTAL CURRENT ASSETS	3,737,097	3,663,687	3,450,244
Auto loans receivable, net	13,267,364	13,551,711	13,276,654
Property and equipment, net	3,043,345	3,069,102	3,036,663
Deferred income taxes	159,209	89,842	67,162
Operating lease assets	439,074	449,094	454,708
Other assets	286,759	258,746	201,799
TOTAL ASSETS	$20,932,848	$21,082,182	$20,487,230

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$570,174	$737,144	$641,434
Accrued expenses and other current liabilities	372,429	331,738	340,475
Accrued income taxes	18,322	1,389	1,497
Current portion of operating lease liabilities	30,726	30,980	30,813
Short-term debt	1,008	40	421
Current portion of long-term debt	10,228	9,251	8,541
Current portion of non-recourse notes payable	434,900	424,165	397,860
TOTAL CURRENT LIABILITIES	1,437,787	1,534,707	1,421,041
Long-term debt, excluding current portion	1,319,496	1,778,672	1,704,284
Non-recourse notes payable, excluding current portion	13,161,504	13,165,384	12,899,970
Operating lease liabilities, excluding current portion	431,068	440,671	446,302
Other liabilities	454,517	393,873	317,580
TOTAL LIABILITIES	16,804,372	17,313,307	16,789,177

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 163,033,971 and 163,081,376 shares issued and outstanding as of November 30, 2020 and February 29, 2020, respectively	81,517	81,541	81,897
Capital in excess of par value	1,462,130	1,348,988	1,321,567
Accumulated other comprehensive loss	(152,924)	(150,071)	(82,007)
Retained earnings	2,737,753	2,488,417	2,376,596
TOTAL SHAREHOLDERS’ EQUITY	4,128,476	3,768,875	3,698,053
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$20,932,848	$21,082,182	$20,487,230

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended November 30
(In thousands)	2020	2019
OPERATING ACTIVITIES:
Net earnings	$536,974	$673,499
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	180,495	158,226
Share-based compensation expense	73,946	98,177
Provision for loan losses	156,147	132,650
Provision for cancellation reserves	53,511	65,166
Deferred income tax benefit	(19,529)	(744)
Other	5,966	(72)
Net decrease (increase) in:
Accounts receivable, net	22,111	(2,887)
Inventory	66,211	(163,119)
Other current assets	29,478	(41,869)
Auto loans receivable, net	(73,827)	(980,817)
Other assets	(8,151)	10,185
Net (decrease) increase in:
Accounts Payable, accrued expenses and other
current liabilities and accrued income taxes	(124,092)	20,604
Other liabilities	(30,854)	(86,905)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	868,386	(117,906)
INVESTING ACTIVITIES:
Capital expenditures	(123,952)	(249,177)
Proceeds from disposal of property and equipment	1,846	3
Purchases of investments	(2,709)	(8,438)
Sales of investments	2,739	1,025
NET CASH USED IN INVESTING ACTIVITIES	(122,076)	(256,587)
FINANCING ACTIVITIES:
Increase (decrease) in short-term debt, net	968	(708)
Proceeds from issuances of long-term debt	1,562,300	4,707,500
Payments on long-term debt	(2,022,586)	(4,702,807)
Cash paid for debt issuance costs	(12,797)	(14,849)
Payments on finance lease obligations	(4,871)	(2,813)
Issuances of non-recourse notes payable	7,947,313	8,596,000
Payments on non-recourse notes payable	(7,940,254)	(7,810,958)
Repurchase and retirement of common stock	(158,625)	(458,587)
Equity issuances	94,295	96,367
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(534,257)	409,145
Increase in cash, cash equivalents, and restricted cash	212,053	34,652
Cash, cash equivalents, and restricted cash at beginning of year	656,390	595,377
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF PERIOD	$868,443	$630,029

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